Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Financial Statements” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information and to the incorporation by reference of our reports dated December 18, 2013 on the October 31, 2013 financial statements and financial highlights of Principal Funds, Inc., which includes Bond & Mortgage Securities Fund and Core Plus Bond Fund I, in this Registration Statement under the Securities Act of 1933 (Form N-14) filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Minneapolis, Minnesota
December 19, 2014